Exhibit (h)(8)(iii)

FORM OF AMENDMENT NO. 2

SECURITIES LENDING AGREEMENT

FORM OF Amendment No. 2, effective as of [                 , 2022] (“Amendment No. 2”), to the Securities Lending Agreement dated as of April 11, 2016 (“Agreement”), by and between JPMorgan Chase Bank, National Association (“J.P. Morgan”) and each Equitable investment company identified in Annex A hereto (“Lender”).

J.P. Morgan and Lender agree to modify and amend the Agreement as follows:

1.

New Portfolios. Effective [                 , 2022] the EQ/AB Sustainable U.S. Thematic Portfolio, Equitable Growth MF/ETF Portfolio, Equitable Moderate Growth MF/ETF Portfolio are hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.	Annex A. Annex A to the Agreement is deleted and replaced in its entirety by Annex A attached hereto.

3.

Schedule 4. Schedule 4 to the Agreement, setting forth the Limitations on Securities Available for Loan, Lending Accounts and Markets is deleted and replaced in its entirety by Schedule 4 attached hereto.

4.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

EQ Advisors Trust 1290 Funds On behalf of each of their series listed on Annex A	JPMorgan Chase Bank, N.A.
By: Name: Brian Walsh Title: Chief Financial Officer Date:	By: Name: Title: Date: